EXHIBIT 99.1

SUMR Brands Reports Second Quarter Results

Revenue Up 9% from First Quarter; Debt & Inventory Reduced

WOONSOCKET, R.I., Aug. 07, 2019 (GLOBE NEWSWIRE) -- SUMR Brands ("SUMR Brands" or the "Company") (NASDAQ: SUMR), a global leader in premium infant and juvenile products, today announced financial results for the second quarter ended June 29, 2019.

Recent Highlights

  Net sales were $46.4 million in the second quarter versus $42.5 million in the first quarter of 2019 and $47.7 million in the prior-year second quarter, as growth continued across the Company’s leading channel partners and key product categories, offset by the impact from tariffs versus the 2018 second quarter
  G&A declined 9% year-over-year, reflecting cost-reduction initiatives
  Debt and inventory both declined sequentially from first quarter levels, reflecting ongoing working capital improvement; inventory turns increased to 3.9 times
  SUMR’s distribution center in China became fully operational during the quarter, servicing international markets targeted for expansion

“SUMR Brands continued to take decisive action during the quarter to enhance long-term operating results, and we were pleased to see improvement across a number of fronts,” said Mark Messner, President and CEO. “Revenue grew 9% sequentially from the first quarter – even with higher tariffs on goods from China – while we reduced G&A by a similar amount year-over-year due to our ongoing focus on cost-reduction initiatives. We also generated $2.4 million of cash during the period, paid down over $2.0 million of debt, and increased inventory turns to 3.9 times. We remain committed to further reducing working capital and de-levering the Company, while investing in new product introductions, hiring select staff to drive revenue growth, and using advertising dollars strategically to enhance consumer demand. Overall, we are pleased with our second quarter achievements as steps toward our goals of top line acceleration and sustained profitability, and we believe the Company is well positioned heading into the second half of 2019.”

Second Quarter Results

Net sales for the three months ended June 29, 2019 were $46.4 million, up 9.1% compared with $42.5 million for the three months ended March 31, 2019 but down 2.6% from the 2018 fiscal second quarter. The Company saw significant growth both sequentially and year-over-year at its top three customers but was negatively impacted by the 25% tariff on goods imported into the United States from China and posted a decline in revenue with international and mid-tier/specialty customers. Sales of gates, potties, strollers, monitors, bathers, and positioners were among the product categories that increased year-over-year.

Gross profit for the second quarter of 2019 was $14.8 million versus $15.4 million in 2018, while gross margin was 32.0% in 2019 versus 32.3% last year. The margin decline was primarily due to product mix and the impact from tariffs on goods imported from China, along with additional demurrage expense.

Selling expense was $4.0 million in the second quarter of 2019 versus $3.1 million in the prior-year period, and selling expense as a percent of net sales was 8.7% in 2019 versus 6.5% last year. The increase in expense was primarily due to higher advertising costs this year – tied to product launches and online marketing initiatives – as compared to the three months ended June 30, 2018, which also included a larger component of direct import sales.

General and administrative expenses (G&A) were $8.5 million in the second quarter of 2019 versus $9.4 million last year, decreasing to 18.4% of net sales in 2019 from 19.7% in 2018. The decline in dollars and as a percent of revenue was attributable to lower labor and other expenses as a result of cost reduction actions taken during the first quarter and the past fiscal year.

Interest expense was $1.3 million in the second quarter of 2019 versus $1.4 million last year. Expense for the three months ended June 30, 2018 included a write-off of $0.5 million of previously-unamortized finance fees associated with the repayment of debt tied to the Company’s June 2018 refinancing.

The Company reported a net loss of $0.2 million, or $(0.01) per share, in the second quarter of 2019 compared with net income of $0.3 million, or $0.02 per share, in the prior-year period.

Adjusted EBITDA, as defined in the Company’s credit agreements, for the second quarter of 2019 was $2.4 million versus $3.3 million for the second quarter of 2018, and Adjusted EBITDA as a percent of net sales was 5.3% in the second quarter of 2019 versus 7.0% last year. Adjusted EBITDA in 2019 included $0.1 million in bank permitted add-back charges compared with $0.2 million during the prior-year period. Adjusted EBITDA, adjusted net loss, and adjusted loss per share are non-GAAP metrics. An explanation is included under the heading below "Use of Non-GAAP Financial Information," and reconciliations to GAAP measures can be found in the tables at the end of this release.

Balance Sheet Highlights

As of June 29, 2019, the Company had approximately $0.6 million of cash and $54.6 million of bank debt compared with $0.7 million of cash and $47.9 million of bank debt as of December 29, 2018. Debt was reduced $2.0 million versus the first quarter of fiscal 2019, as the Company generated approximately $2.4 million in cash from operations during the three months ended June 29, 2019.

Inventory as of June 29, 2019 was $32.6 million compared with $36.1 million as of December 29, 2018, with both periods including certain purchases made ahead of higher tariffs on China-sourced goods. Inventory is expected to return to more normal levels in the third quarter of 2019. Trade receivables at the end of the second quarter were $36.0 million compared with $31.2 million at the end of fiscal 2018, with the increase reflecting higher product shipment. Accounts payable and accrued expenses were $32.4 million as of June 29, 2019 compared with $37.1 million at the beginning of the fiscal year.

Conference Call Information

Management will host a conference call to discuss the financial results tomorrow, August 8, at 9:00 a.m. Eastern. To listen to the live call, visit the Investor Relations section of the Company's website at www.sumrbrands.com or dial 844-834-0642 or 412-317-5188. An archive of the webcast will be available on the Company's website.

About SUMR Brands, Inc.

Based in Woonsocket, Rhode Island, the Company is a global leader of premium juvenile brands driven by a commitment to people, products, and purpose. The Company is made up of a diverse group of experts with a passion to make family life better by selling proprietary, innovative products across several core categories. For more information about the Company, please visit www.sumrbrands.com.

Use of Non-GAAP Financial Information

This release and the referenced webcast include presentations of non-GAAP financial measures, including Adjusted EBITDA, adjusted net income/loss and adjusted earnings/loss per diluted share.  Adjusted EBITDA means earnings before interest and taxes plus depreciation, amortization, non-cash stock-based compensation expenses and other items added back as detailed in the reconciliation table included in this release. Non-GAAP adjusted net income/loss and adjusted earnings/loss per diluted share exclude unamortized financing write off, a nonrecurring tax charge and other items, and the tax impact of these items, as detailed in the reconciliation table included in this release. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. The Company believes that these non-GAAP financial measures provide useful information to investors to better understand, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, as they indicate more clearly the Company’s operations and its ability to meet capital expenditure and working capital requirements. These non-GAAP measures should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company’s consolidated financial statements as an indicator of financial performance or liquidity.  The Company provides reconciliations of these non-GAAP measures in its press releases of historical performance.  Because these measures are not determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

Certain statements in this release that are not historical fact may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby.  These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believes,” “estimate” and similar expressions, and include statements regarding the Company’s expectations with respect to improved results and operating performance in the second half of 2019, including reducing working capital, de-levering the Company, investing in new products, hiring select staff and enhancing consumer demand. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the impact of recently imposed tariffs or new tariffs on the cost and pricing of the Company’s products; the Company’s ability to meet its liquidity requirements; the concentration of the Company’s business with retail customers; the ability of the Company to compete in its industry; the Company’s ability to continue to control costs and expenses; the Company’s dependence on key personnel; the Company’s reliance on foreign suppliers; the Company’s ability to develop, market and launch new products; the Company’s ability to manage inventory levels and meet customer demand; the Company’s ability to grow sales with existing and new customers and in new channels; the Company’s ability to maintain availability under its loan agreements; and other risks as detailed in the Company’s most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.  The Company assumes no obligation to update the information contained in this release.

Company Contact:
Chris Witty
Investor Relations
646-438-9385
cwitty@darrowir.com

Tables to Follow

Summer Infant, Inc.
Consolidated Statements of Operations
(amounts in thousands of US dollars, except share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018

Net sales	$46,425	$47,678	$88,963	$89,733
Cost of goods sold	31,583	32,284	60,671	60,747
Gross profit	$14,842	$15,394	$28,292	$28,986
General and administrative expenses(1)	8,523	9,376	17,902	21,964
Selling expenses	4,031	3,091	7,384	5,769
Depreciation and amortization	952	1,074	1,889	2,075
Operating income/(loss)	$1,336	$1,853	$1,117	$(822)
Interest expense	1,293	1,409	2,542	2,182
Income/(loss) before taxes	$43	$444	$(1,425)	$(3,004)
Income tax provision/(benefit)	267	146	197	(595)
Net (loss)/income	$(224)	$298	$(1,622)	$(2,409)
(Loss)/income per diluted share	$(0.01)	$0.02	$(0.09)	$(0.13)

Shares used in fully diluted EPS	18,899,340	18,735,858	18,866,100	18,690,711

(1) Includes stock based compensation expense

Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended		Six Months Ended
	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018

Reconciliation of Adjusted EBITDA
Net (loss)/income (GAAP)	$(224)	$298	$(1,622)	$(2,409)
Plus: interest expense	1,293	1,409	2,542	2,182
Plus: provision/(benefit) for income taxes	267	146	197	(595)
Plus: depreciation and amortization	952	1,074	1,889	2,075
Plus: non-cash stock based compensation expense	104	216	152	314
Plus: permitted add-backs (a)	54	183	738	3,114
Adjusted EBITDA (Non-GAAP)	$2,446	$3,326	$3,896	$4,681

Reconciliation of Adjusted EPS
Net (loss)/income (GAAP)	$(224)	$298	$(1,622)	$(2,409)
Plus: permitted add-backs(a)	54	183	738	3,114
Plus: unamortized financing fees(b)	-	518	-	518
Tax impact of items impacting comparability(c)	(15)	(196)	(207)	(1,017)
Adjusted net (loss)/income (Non-GAAP)	$(185)	$803	$(1,091)	$206
Adjusted (loss)/earnings per diluted share (Non-GAAP)	$(0.01)	$0.04	$(0.06)	$0.01

(a) Permitted add-backs consist of items that the Company is permitted to add-back to the calculation of consolidated EBITDA under its credit agreements. Permitted add-backs for the three months ended June 29, 2019 include board fees $101 ($28 tax impact), special projects $5 ($2 tax impact), less a credit to severance ($52) ($15 tax impact). Permitted add-backs for the three months ended June 30, 2018 include board fees $96 ($27 tax impact), special projects $67 ($19 tax impact), and severance related costs $20 ($5 tax impact). Permitted add-backs for the six months ended June 29, 2019 include severance $511 ($144 tax impact), board fees $201 ($56 tax impact) and special projects $26 ($7 tax impact). Permitted add-backs for the six months ended June 30, 2018 include bad debt $2,340 ($655 tax impact), severance related costs $441 ($124 tax impact), board fees $193 ($54 tax impact) and special projects $140 ($39 tax impact).
(b) Write off of unamortized financing costs and termination fees associated with the Company's old credit facility, reflecting a $518 ($145 tax impact) charge for the three and six months ending June 30, 2018.
(c) Represents the aggregate tax impact of the adjusted items set forth above based on the statutory tax rate for the periods presented relevant to their jurisdictions.

Summer Infant, Inc
Consolidated Balance Sheet
(amounts in thousands of US dollars)

	June 29, 2019	December 29, 2018
	(unaudited)

Cash and cash equivalents	$580	$721
Trade receivables, net	35,975	31,223
Inventory, net	32,599	36,066
Property and equipment, net	9,621	9,685
Intangible assets, net	13,044	13,300
Other assets(1)	8,858	3,221
Total assets	$100,677	$94,216

Accounts payable	$24,679	$28,120
Accrued expenses	7,745	8,939
Current portion of long-term debt	875	875
Long term debt, less current portion (2)	51,249	44,641
Other liabilities(1)	8,116	2,371
Total liabilities	92,664	84,946

Total stockholders’ equity	8,013	9,270
Total liabilities and stockholders’ equity	$100,677	$94,216

(1) Includes the effect of the new lease accounting guidance under U.S. GAAP for June 29, 2019 capitalizing Right of Return Assets and Lease Liabilities relative to the company’s operating leases.
(2) Under U.S. GAAP, long term debt is reported net of unamortized financing fees. As a result, reported long term debt is reduced by $2,432 and $2,395 of unamortized financing fees in the periods ending June 29, 2019 and December 29, 2018, respectively.